EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-182103) of Newcastle Investment Corp. and Subsidiaries and in the related Prospectus of our reports dated February 19, 2014, with respect to the consolidated financial statements of Holiday AL Holding LP as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and February 6, 2014, with respect to the combined financial statements of the NCT Portfolio as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, both included in this Annual Report on Form 10-K.

/s/Ernst & Young LLP

Chicago, Illinois

March 3, 2014